EXHIBIT 99.1
      Explanation of Response:
      (3)        The reporting person is also the direct beneficial owner of
4,593,004 shares of Class B Common Stock, which reflects distributions and other transfers to the reporting person from the Michael S. Dunlap GRAT of a total of
130,991 shares of Class B Common Stock, and deemed to be the indirect beneficial owner of 11,068,604 shares of Class A Common Stock held by Packers Service
Group, Inc.; 1,586,691 shares of Class B Common Stock held by Union Financial
Services, Inc.; 1,701,000 shares of Class B Common Stock held by the reporting person's spouse; and 1,269,009 shares of Class B Common Stock held by the
Michael S. Dunlap GRAT, which number of shares held by the GRAT reflects distributions and other transfers by the GRAT of a total of 130,991 shares of
Class B Common Stock to the reporting person.  The reporting person disclaims beneficial ownership of the shares held by Packers Service Group, Inc., Union
Financial Services, Inc. and Farmers & Merchants Investment Inc. except to the extent of his pecuniary interest in the holder thereof, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.